Exhibit 9.1


              AMENDMENT NO. 2 TO PURCHASE AGREEMENT

     AMENDMENT NO. 2 TO PURCHASE AGREEMENT dated as of December
17, 1996 (this "Amendment"), by and between Bernard D. Gershuny
(the "Seller") and Ballantrae Partners, L.L.C., a Delaware limited liability company (the "Purchaser").

     WHEREAS, the Seller and the Purchaser are parties to that certain Purchase Agreement dated as of May 14, 1996, as amended by Amendment No. 1 to Purchase Agreement dated as of August 22,
1996 (the "Agreement");

     WHEREAS, Section 9.3 of the Agreement requires that all modifications of the Agreement be in writing and signed by the party against which enforcement is sought; and

     WHEREAS, each of the Seller and the Purchaser desires to amend the Agreement to the extent set forth below.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1. Section 1.5(b). Section 1.5(b) of the Agreement is hereby deleted in its entirety and amended to read as follows:

          (b) In the event that the Closing shall not have occurred by January 15, 1997 or this Agreement is terminated for any reason, the amount of the Escrow Deposit shall be returned to the Purchaser together with any accrued but unpaid interest thereon.

     2. Section 8.1(b). Section 8.1(b) of the Agreement is hereby deleted in its entirety and amended to read as follows:

          (b) by the Seller or the Purchaser in the event the Closing has not occurred by January 15, 1997;

     3. Section 8.2(a). Section 8.2(a) of the Agreement is hereby deleted in its entirety and amended to read as follows:

          (a)  by the Purchaser in the event that the Approval
          Date has not occurred by January 15, 1997;

     4. Capitalized Terms. Capitalized terms not defined herein shall have the meanings ascribed to such terms in the Agreement.

     5. Ratification. Except as amended hereby, the parties hereby ratify and affirm each of the terms and provisions of the Agreement, which shall continue in full force and effect.


          IN WITNESS WHEREOF, this Amendment has been duly executed by the parties hereto as of the date first above written.



                              BERNARD D. GERSHUNY

                              /s/ Bernard D. Gershuny



                              BALLANTRAE PARTNERS, L.L.C., a
                                Delaware limited liability
                                company

                              /s/  Murry N. Gunty
                              By:  Murry N. Gunty